Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-196387

Pricing Term Sheet

Dated December 7, 2016

Bank of Montreal

US$1,250,000,000

Senior Medium-Term Notes, Series C

consisting of

US$1,000,000,000 2.100% Senior Notes due 2019

US$250,000,000 Floating Rate Notes due 2019

_____________________

US$1,000,000,000 2.100% Senior Notes due 2019 (the “2019 Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	December 12, 2019

Price to Public:	99.957%, plus accrued interest, if any, from December 12, 2016.

Underwriting Commission:	0.250% per 2019 Note.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$997,070,000

Coupon:	2.100%

Interest Payment Dates:	June 12 and December 12 of each year, beginning on June 12, 2017. Interest will accrue from December 12, 2016.

Regular Record Dates:	May 28 and November 27

Benchmark Treasury:	1.000% due November 15, 2019

Benchmark Treasury Yield:	1.365%

Spread to Benchmark Treasury:	T + 75 basis points

Re-offer Yield:	2.115%

Trade Date:	December 7, 2016

Settlement Date:	December 12, 2016; T+3

Redemption Provisions:	The 2019 Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

CUSIP:	06367TPX2

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

US$250,000,000 Floating Rate Notes due 2019 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$250,000,000

Maturity Date:	December 12, 2019

Price to Public:	100.000%, plus accrued interest, if any, from December 12, 2016.

Underwriting Commission:	0.250% per Floating Rate Note.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$249,375,000

Coupon:	For each Interest Period, the then-applicable Three-Month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.600% (60 basis points). In no event will the interest on the Floating Rate Notes be less than zero.

Interest Payment Dates:	March 12, June 12, September 12 and December 12 of each year, beginning on March 12, 2017 (each, a “Floating Rate Interest Payment Date”). Interest will accrue from December 12, 2016.

Regular Record Dates:	February 25, May 28, August 28 and November 27.

Interest Determination Dates:	The second London Business Day immediately preceding the applicable interest reset date (as provided for below). The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding the Settlement Date.

Interest Reset Date:	Each Floating Rate Interest Payment Date.

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial Interest Period only, commencing on December 12, 2016) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date.

London Business Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Three-Month LIBOR:	For any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters screen LIBOR01 page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed (such determination to be made as set forth in the prospectus supplement accompanying the pricing supplement).

Day Count:	Actual/360.

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest by multiplying the principal amount of the Floating Rate Note by an accrued interest factor for the Interest Period. This factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

Redemption Provisions:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Trade Date:	December 7, 2016

Settlement Date:	December 12, 2016; T+3

CUSIP:	06367TPY0

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

The Bank has filed a registration statement (File No. 333-196387) (including a pricing supplement, a prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.